Exhibit 10.2

TAX RECEIVABLE AGREEMENT

by and among

VERRA MOBILITY CORPORATION,

THE STOCKHOLDERS IDENTIFIED HEREIN,

and

PE GREENLIGHT HOLDINGS, LLC,

IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

Dated as of [•], 2018

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7.5	Successors; Assignment; Amendments; Waivers	19

7.6	Titles and Subtitles	19

7.7	Governing Law	20

7.8	Consent to Jurisdiction; Waiver of Jury Trial	20

7.9	Reconciliation	20

7.10	Withholding	21

7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	21

7.12	Confidentiality	21

7.13	Change in Law	22

7.14	Independent Nature of Stockholders’ Rights and Obligations	22

Exhibit A	Form of Joinder

Schedule 1	Stockholders

ii

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [CLOSING DATE], is hereby entered into by and among Verra Mobility Corporation, a Delaware corporation (the “Corporate Taxpayer”), the persons identified as “Stockholders” on Schedule 1 hereto (each, including its assignees, a “Stockholder” and together the “Stockholders”) and PE Greenlight Holdings, LLC, a Delaware limited liability company, solely in its capacity as the stockholders’ representative thereunder (the “Stockholder Representative”) (the Corporate Taxpayer, Stockholders and Stockholder Representative, collectively the “Parties”).

RECITALS

WHEREAS, the Stockholders listed on Schedule 1 hereto are certain of the historic owners of the stock of Greenlight Holding II Corporation, a Delaware corporation (“Greenlight”);

WHEREAS, on June 21, 2018, Greenlight, the Corporate Taxpayer, the Stockholder Representative, AM Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Corporate Taxpayer (“First Merger Sub”), and AM Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Corporate Taxpayer (“New ATS”), entered into the certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which First Merger Sub will merge with and into Greenlight, the separate corporate existence of First Merger Sub will cease and Greenlight as the surviving corporation will become a wholly-owned subsidiary of the Corporate Taxpayer (the “First Merger”) and, as part of an integrated transaction, immediately following the First Merger, Greenlight will merge with and into New ATS, the separate corporate existence of Greenlight will cease and New ATS as the surviving company will continue as a wholly-owned subsidiary of the Corporate Taxpayer (the “Second Merger”, and together with the First Merger, the “Mergers”);

WHEREAS, the acquisition of Highway Toll Administration, LLC (“Highway Toll”) by ATS Consolidated, Inc. (an indirect Subsidiary of Greenlight) pursuant to the certain unit purchase agreement, dated February 3, 2018 (the “Historical Transaction”), resulted in an increase to the tax basis of certain intangible assets of Highway Toll;

WHEREAS, the income, gain, loss, deduction and other Tax items of the Corporate Taxpayer and its wholly owned Subsidiaries (as defined below) may be affected by the Additional Basis Recovery (as defined below) relating to the Historical Transaction; and

WHEREAS, the Parties desire to make certain arrangements with respect to the effect of the Additional Basis Recovery on the actual liability for Taxes of the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the terms set forth in this ARTICLE I have the following meanings.

“Additional Basis Recovery” means any (a) amortization deductions for Tax purposes attributable to the increase in tax basis of each Applicable Asset resulting from the Historical Transaction (whether as a result of Section 1012, 743, 734 of the Code and the Treasury Regulations thereunder or otherwise) (including, for the avoidance of doubt, any tax basis of assets described in clause (ii) of the definition of Applicable Asset attributable to such increase in tax basis) and (b) without duplication, any reduction of items of gain or income or increase in items of loss or deductions attributable to such increase in tax basis of amortizable assets.

“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, (b) a Member of the Immediate Family of such specified Person, and (c) any investment fund advised or managed by, or under common control or management with, such specified Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.2(b).

“Applicable Asset” means (i) any intangible asset that is amortizable under Section 197, or other provision, of the Code that was held by Highway Toll or its Subsidiaries immediately after the Historical Transaction and (ii) any asset that is “substituted basis property” as defined in the Code with respect to any asset described in clause (i) (or any other asset described in this clause (ii)); provided, that Applicable Asset does not include any asset or portion thereof as to which there was a Divesture or that is “substituted basis property” with respect to any asset (or portion thereof) as to which there was a Divestiture, in each case, beginning on the effective date of the Divestiture.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the product of (a) the excess of (i) one hundred percent (100%) over (ii) the highest U.S. federal corporate income tax rate for such Taxable Year multiplied by (b) the sum, with respect to each state and local jurisdiction in which the Corporate Taxpayer files Tax Returns, of the products of (i) the Corporate Taxpayer’s Tax apportionment rate(s) for such jurisdiction for such Taxable Year multiplied by (ii) the highest corporate Tax rate(s) for such jurisdiction for such Taxable Year, provided that, to the extent that state and local income taxes become non-deductible in whole or in part as a result of a change in U.S. federal income tax law with respect to a Taxable

Year, the Assumed State and Local Tax Rate for such Taxable Year shall be equitably adjusted to reflect such change in law.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

“Change in Control” shall be deemed to have occurred upon:

(a)                                 the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporate Taxpayer’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to (i) any Subsidiary of the Corporate Taxpayer or (ii) an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such sale, lease or transfer; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into the Corporate Taxpayer of its wholly owned Subsidiaries or merger of such entities into one another will constitute a “Change in Control”;

(b)                                 the merger, reorganization or consolidation of the Corporate Taxpayer with any other person, other than a merger, reorganization or consolidation which would result in the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.1% of the total voting power represented by the Voting Securities of the Corporate Taxpayer or such surviving entity outstanding immediately after such merger or consolidation;

(c)                                  the liquidation or dissolution of the Corporate Taxpayer other than a liquidation or dissolution which substantially all of the Corporate Taxpayer’s assets (determined on a consolidated basis) are transferred to an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such liquidation or dissolution; or

(d)                                 the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporate Taxpayer or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) of more than 50.1% of the aggregate voting power of the Voting Securities of the Corporate Taxpayer other than an acquisition by an entity if the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto represent at least 50.1% of the total voting power represented by the Voting Securities of such entity outstanding immediately after such acquisition.

“Closing Date” means the date on which the closing of the transactions contemplated by the Merger Agreement occur.

“Code” means the Internal Revenue Code of 1986, as amended and any successor U.S. federal income tax law.  References to a section of the Code include any successor provision of Law.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Group” means any of the Corporate Taxpayer and its Subsidiaries.

“Corporate Taxpayer Return” means the U.S. federal, state or local Tax Return, as applicable, of the Corporate Taxpayer or any wholly owned Subsidiary of the Corporate Taxpayer (and any Tax Return filed for a consolidated, affiliated, combined or unitary group of which the Corporate Taxpayer or any Subsidiary of the Corporate Taxpayer is a member) filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” means, for a Taxable Year, the cumulative amount of Realized Tax Benefits for all Taxable Years or portions thereof, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period, increased pursuant Section 3.1(d) (to the extent applicable).  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit is being calculated with respect to a portion of a Taxable Year, then calculations of the Cumulative Net Realized Tax Benefit (including determinations relating to Additional Basis Recovery to the extent applicable) shall be made as if there were an interim closing of the books and the Taxable Year had closed on the relevant date.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provisions of state and local Tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means any sale, disposition or transfer of all or a portion of a direct or indirect interest in an Applicable Asset if (i) after and as a result of such sale, disposition or transfer, the full amount of Additional Basis Recovery has not been recovered and is not recoverable by the Corporate Taxpayer or its wholly owned Subsidiaries in respect of such Applicable Asset or portion thereof (or a successor asset) through amortization or otherwise for U.S. federal income tax purposes, or (ii) some or all of the gain or loss is not recognized with respect to such sale, disposition or transfer pursuant to a non-recognition provision of the Code and such sale, disposition or transfer is to an entity that is not a wholly owned Subsidiary and that is not part of the Corporate Taxpayer’s U.S. federal consolidated tax group (provided that, in the case of any such entity that is a partnership, a Divestiture shall not be deemed to occur with respect to any portion of such Applicable Asset in respect of which the Corporate Taxpayer or its wholly owned Subsidiaries can continue to recover the Additional Basis Recovery in respect of such Applicable Asset through amortization for U.S. federal income tax purposes), in each case, other than any such sale, disposition or transfer that constitutes a Change in Control.

“Divestiture Acceleration Payment” has the meaning set forth in Section 4.3(c).

“Early Termination Date” means (i) subject to clause (ii), the date of an Early Termination Notice for purposes of determining the Early Termination Payment and (ii) in the event of a Divestiture the effective date of such Divestiture.

“Early Termination Effective Date” has the meaning set forth in Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expert” has the meaning set forth in Section 7.9.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Recitals.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Greenlight” has the meaning set forth in the Recitals.

“Historical Transaction” has the meaning set forth in the Recitals.

“Hypothetical Tax Liability” means with respect to any Taxable Year, the liability for Taxes for such Taxable Year or portion thereof of the Corporate Taxpayer and its wholly owned Subsidiaries (including for the sake of clarity Greenlight and its Subsidiaries), calculated using the same methods, elections, conventions and similar practices used in calculating the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries on the relevant Corporate Taxpayer Return, but (i) without taking into account any Additional Basis Recovery (ii) for purposes of determining the liability for U.S. federal income Taxes for a Taxable Year, without taking into account the deduction of state or local Taxes of the Corporate Taxpayer or its wholly owned Subsidiaries, and (iii) for purposes of determining the liability for state and local Taxes for a Taxable Year, the combined tax rate for state and local Taxes shall be the Assumed State and Local Tax Rate for such Taxable Year; provided, that, for the avoidance of doubt, no Tax item shall be excluded pursuant to (i) to the extent that such Tax item was taken into account in the determination of the Final Tax Overpayment/Underpayment Amount (as defined in the Merger Agreement).  If a Hypothetical Tax Liability is being calculated with respect to a portion of a Taxable Year, then calculations of the Hypothetical Tax Liability shall be made as if there were an interim closing of the books of the Corporate Taxpayer and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Interest Amount” has the meaning set forth in Section 3.1(c).

“IRS” means the Internal Revenue Service.

“Law” means any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Merger Agreement” has the meaning set forth in the Recitals.

“Maximum Rate” has the meaning set forth in Section 3.4.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trust naming only one or more of the Persons listed in clause (a) above as beneficiaries.

“Mergers” has the meaning set forth in the Recitals.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“New ATS” has the meaning set forth in the Recitals.

“Objection Notice” has the meaning set forth in Section 2.2(a).

“Ownership Percentage” with respect to a Stockholder, means the percentage set forth opposite such Stockholder’s name on Schedule 1.

“Parties” has the meaning set forth in the Preamble.

“Payment Date” with respect to any payment required hereunder is the date such payment is actually made.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year (or portion thereof) beginning after the Closing Date, the excess, if any, of the Hypothetical Tax Liability for such Taxable Year (or portion thereof) over the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries for such Taxable Year (or portion thereof).  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.  If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to Additional Basis Recovery to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Detriment” means, for a Taxable Year (or portion thereof) beginning after the Closing Date, the excess, if any, of the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries for such Taxable Year (or portion thereof), over the Hypothetical Tax Liability for such Taxable Year (or portion thereof).  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.  If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to Additional Basis Recovery to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Benefit or Detriment” has the meaning set forth in Section 2.1(a).

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a).

“Schedule” means any of the following: (i) a Tax Benefit Schedule or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Recitals.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a).

“Tax Return” means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.

“Taxable Year” means a “taxable year” (as defined in Section 441(b) of the Code (or comparable provisions of state or local Tax Law)) of the Corporate Taxpayer or any Subsidiary thereof, ending after the date hereof.

“Tax” and “Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Payment” means a Tax Benefit Payment, an Early Termination Payment and any Divestiture Acceleration Payment.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending after such Early Termination Date, the Corporate Taxpayer and its wholly owned Subsidiaries will have taxable income sufficient to fully utilize the deductions described in clause (a) of the definition of Additional Basis Recovery arising during such Taxable Year or future Taxable Years in which such deductions would become available, (b) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date) and (c) any loss carryovers generated by deductions described in clause (a) of the definition of Additional Basis Recovery that are available as of the Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis beginning in the Taxable Year including the Early Termination Date and ending in the Taxable Year that includes the fifteenth anniversary of the Historical Transaction, (d) to the extent that (A) an asset described in clause (i) of the definition of Applicable Asset is not held by the Corporate Taxpayer or a wholly owned Subsidiary as of the Early Termination Date, and (B) a non-depreciable or non-amortizable asset described in clause (ii) of the definition of Applicable Asset that is received in exchange for the asset described in Clause (A) is held by the Corporate Taxpayer or a wholly owned Subsidiary, any such non-depreciable or non-amortizable asset will be disposed of on the later of (i) the fifteenth anniversary of the Historical Transaction or (ii) the Early Termination Date, for an amount sufficient to fully utilize the tax basis with respect to such asset; provided, that in the event of a Change in Control which includes a taxable sale of such asset (including the sale of equity interests in a wholly owned Subsidiary classified as a partnership or disregarded entity that directly or indirectly owns such asset), such asset shall be deemed disposed of at the time of the Change in Control, and (e) the Corporate Taxpayer will make a Tax Benefit Payment on the due date (without taking into account automatic extensions) for each Taxable Year for which a Taxable Benefit Payment would be due.

“Voting Securities” means any securities of the Corporate Taxpayer which are entitled to vote generally in matters submitted for a vote of the Corporate Taxpayer’s stockholders or generally in the election of the Board.

1.2                               Terms Generally.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)                                 the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)                                 words importing any gender shall include other genders;

(c)                                  words importing the singular only shall include the plural and vice versa;

(d)                                 the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)                                  the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)                                   references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)                                  references to the “Corporate Taxpayer Group” are references to members of the Corporate Taxpayer Group individually and collectively;

(h)                                 references to any Person include the successors and permitted assigns of such Person;

(i)                                     the use of the words “or,” “either” and “any” shall not be exclusive;

(j)                                    wherever a conflict exists between this Agreement and any other agreement between the Parties, this Agreement shall control but solely to the extent of such conflict;

(k)                                 references to “$” or “dollars” means the lawful currency of the United States of America;

(l)                                     references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(m)                             references to any law, statute, regulation or other government rule is to it as amended, consolidated, replaced, supplemented or interpreted from time to time and, as applicable, is to corresponding provisions of successor laws, statutes regulations or other government rules; and

(n)                                 the Parties have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted collectively by the Parties, and that no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

2.1                               Tax Benefit Schedule.

(a)                                 Tax Benefit Schedule.  Within ninety (90) calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment (collectively, a “Realized Tax Benefit or Detriment”), the Corporate Taxpayer shall provide to the Stockholder Representative a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Detriment for such Taxable Year, the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year and any Tax Benefit Payment due in respect of such Taxable Year (a “Tax Benefit Schedule”).   The Tax Benefit Schedule provided by the Corporate Taxpayer will become final as provided in Section 2.2(a) and shall be subject to amendment as provided in Section 2.2(b).

(b)                                 Applicable Principles.  The Realized Tax Benefit or Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries for such Taxable Year (or portion thereof) attributable to the Additional Basis Recovery determined using a “with and without” methodology.  For the avoidance of doubt, the actual liability for Taxes of the Corporate and its wholly owned Subsidiaries will take into account any items attributable to Additional Basis Recovery (and any carryovers and carrybacks attributable thereto), and the Hypothetical Tax Liability shall not take into account any such items (including carryovers and carryback attributable thereto).  Carryovers or carrybacks of any Tax item attributable to the Additional

Basis Recovery shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax Law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

2.2                               Procedure; Amendments.

(a)                                 Procedure.  Every time the Corporate Taxpayer delivers to the Stockholder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), including any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also allow the Stockholder Representative reasonable access, at the Corporate Taxpayer’s sole cost, to the appropriate representatives, as determined by the Corporate Taxpayer, at the Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns and Schedule in connection with a review of such Schedule. Without limiting the application of the preceding sentence, the Corporate Taxpayer shall, upon request, deliver to the Stockholder Representative work papers providing reasonable detail regarding the computations reflected in such Schedule.  An applicable Schedule or amendment thereto shall, subject to the final sentence of this Section 2.2(a), become final and binding on the Stockholder Representative and each Stockholder thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Stockholder Representative the applicable Schedule or amendment thereto unless (i) the Stockholder Representative within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the Stockholder Representative’s material objection along with a letter from an Advisory Firm supporting such objection, if such objection relates to the application of Tax Law (an “Objection Notice”) or (ii) the Stockholder Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer.  If the Corporate Taxpayer and the Stockholder Representative are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Stockholder Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”).

(b)                                 Amended Schedule.  The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporate Taxpayer or at the request of the Stockholder Representative (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the Stockholder Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”).

2.3                               Consistency with Tax Returns.  Notwithstanding anything to the contrary herein, all calculations and determinations hereunder (other than, where the context does not permit, the Hypothetical Tax Liability), including the Additional Basis Recovery, the Schedules, and the determination of the Realized Tax Benefit or Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Corporate Taxpayer Returns.

ARTICLE III.

TAX BENEFIT PAYMENTS

3.1                               Payments.

(a)                                 Payments.  Except as provided in Section 5.3, within five (5) Business Days after a Tax Benefit Schedule with respect to a Taxable Year delivered to the Stockholder Representative pursuant to this Agreement becomes final in accordance with ARTICLE II, the Corporate Taxpayer shall pay or cause to be paid to each Stockholder the Tax Benefit Payment (if any) determined pursuant to Section 3.1(b).  Such Tax Benefit Payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the Stockholder Representative to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and Stockholder Representative (except to the extent that such amounts are required to be paid in the form of Parent Class A Stock pursuant to Section 2.11(i) of the Merger Agreement).

(b)                                 A “Tax Benefit Payment” in respect of a Stockholder means an amount (which shall not be less than zero) equal to such Stockholder’s Ownership Percentage of the Net Tax Benefit and the Interest Amount.  Subject to Section 3.2, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 50% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year (or portion thereof) over the total amount of Tax Benefit Payments previously made under Section 3.1(a).

(c)                                  The “Interest Amount” for a Taxable Year (or portion thereof) shall equal interest on the Net Tax Benefit with respect to such Taxable Year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing U.S. federal income Tax Return of the Corporate Taxpayer for such Taxable Year until the Payment Date.

(d)                                 Certain Adjustments.  To the extent any items attributable to Additional Basis Recovery are disallowed pursuant to a Determination or are otherwise not permitted to be taken into account in calculating “actual liability” for Taxes for purposes of determining Realized Tax Benefit or Realized Tax Detriment, and the Corporate Taxpayer or any of its Affiliates have actually recovered any amounts in respect of such items under an indemnification pursuant to the HTA Purchase Agreement (as defined in the Merger Agreement), then the Cumulative Net Realized Tax Benefit shall be increased in an amount equal to such recovery (net of any reasonable, out-of-pockets costs (including Taxes) incurred in connection with obtaining such recovery).

3.2                               Duplicative Payments.  It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required under this Agreement.  It is also intended that the provisions of this Agreement, subject to ARTICLE IV and Section 7.15, will result in an amount equal to 50% of the Cumulative Net Realized Tax Benefit as of any determination date having been paid to the Stockholders pursuant to this Agreement, plus interest as provided herein; provided, that, for the avoidance of doubt, the foregoing shall not be construed as creating a clawback obligation in the event that more than 50% of the Cumulative Net Realized Tax Benefit has been paid to the Stockholders as a result of a subsequent reduction in the Cumulative Net Realized Tax Benefit pursuant to a Determination or otherwise.  The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

3.3                               Stock and Stockholders of the Corporate Taxpayer.  TRA Payments and any other payments hereunder are not conditioned on the Stockholders holding any stock of the Corporate Taxpayer (or any successor thereto).

3.4                               Interest Amount Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable Agreed Rate or Default Rate shall exceed the maximum lawful interest rate that may be contracted for, charged, taken, received or reserved in accordance with applicable Law (the “Maximum Rate”), the Agreed Rate and Default Rate (as applicable) shall be limited to the Maximum Rate; provided, that any amounts unpaid as a result of such limitation (other than with respect to an Early Termination Payment) shall be paid (together with interest calculated at the Agreed Rate or the Default Rate (as applicable) with respect to the period such amounts remained unpaid) on subsequent payment dates to the extent not exceeding the legal limitation.

3.5                               Day Count Convention.  All computations using the Agreed Rate, Default Rate or Termination Rate shall use the “Actual/360” day count convention.

ARTICLE IV.

TERMINATION

4.1                               Early Termination, Change in Control, Breach of Agreement and Divestiture.

(a)                                 The Corporate Taxpayer may, with the prior written consent of a majority of the disinterested members of the Board, terminate this Agreement with respect to all amounts payable to all the Stockholders (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying or causing to be paid to such Stockholders an Early Termination Payment; provided, however, that this Agreement shall terminate with respect to any such Stockholder only upon the payment of such Early Termination Payment to such Stockholder; provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of an Early Termination Payment to a Stockholder the Corporate Taxpayer shall not have any further payment obligations in respect of such Stockholder under this Agreement, other than for any Tax Benefit Payment (i) agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the Early

Termination Date, (ii) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (iii) due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (i), (ii) or (iii) above are included in the calculation of the Early Termination Payment).

(b)                                 In the event of a Change in Control or in the event that the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of Law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, to the Stockholder Representative and shall include, but not be limited to, (i) the Early Termination Payment with respect to such Stockholder calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach (and the Corporate Taxpayer shall provide the Stockholder Representative with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (ii) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the date of such Change in Control or breach, as applicable (iii) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (iv) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Change in Control or breach, as applicable (except to the extent that the amounts described in clauses (ii), (iii) and (iv) above are included in the calculation of the amount described in clause (i) above).  Notwithstanding the foregoing, (A) in the event of a Change in Control, each Stockholder may waive the acceleration of payments with respect to such Stockholder hereunder pursuant to this Section 4.1(b), in which case for each Taxable Year ending on or after the date of the Change in Control, all TRA Payments in respect of such Stockholder shall be calculated by applying clauses (a) and (c) of the definition of “Valuation Assumptions,” substituting in each case the term “the date of the Change in Control” for “the Early Termination Date”, and (B) in the event that the Corporate Taxpayer materially breaches this Agreement, each Stockholder shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof.  The Parties agree that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) calendar days of the date such payment is due (for the avoidance of doubt, taking into account Section 3.4, 5.2 and 5.3).

(c)                                  Divestiture Acceleration Payment.  In the event of a Divestiture, the Corporate Taxpayer shall pay to the Stockholders the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

4.2                               Early Termination Notice.  If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1, the Corporate Taxpayer shall deliver to the Stockholder Representative, notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination

Payment for each Stockholder.  The Early Termination Schedule will become final and binding with respect to the Stockholder Representative and each Stockholder thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Stockholder Representative such Early Termination Schedule unless (a) the Stockholder Representative within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the Stockholder Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Stockholder Representative, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Stockholder Representative shall employ the Reconciliation Procedures.  The date on which every Early Termination Schedule under this Agreement becomes final with respect to all Stockholders in accordance with this Section 4.2 shall be the “Early Termination Effective Date”.

4.3                               Payment upon Early Termination.

(a)                                 Within five (5) Business Days after the Early Termination Effective Date or the effective date of the applicable Divestiture, as applicable, the Corporate Taxpayer shall pay or cause to be paid to each Stockholder an amount equal to its Early Termination Payment or Divestiture Acceleration Payment, as applicable.  Such payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the applicable Stockholder or as otherwise agreed by the Corporate Taxpayer and such Stockholder (except, in each case, to the extent that such amounts are required to be paid with shares of Parent Class A Stock pursuant to Section 2.11(i) of the Merger Agreement).

(b)                                 An “Early Termination Payment” in respect of a Stockholder shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Stockholder under Section 3.1(a) beginning from the Early Termination Date assuming that the Valuation Assumptions are applied.

(c)                                  A “Divestiture Acceleration Payment” in respect of a Stockholder, shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefits Payments resulting solely from the Applicable Assets (or portion thereof) that are the subject of the Divestiture (or, without duplication, any other portion of such Applicable Asset or other Applicable Asset to the extent that the Additional Basis Recovery attributable thereto is not recoverable for U.S. federal income tax purposes after the applicable Divestiture) that would be required to be paid by the Corporate Taxpayer to such Stockholder under Section 3.1(a) beginning from the Early Termination Date assuming the Valuation Assumptions are applied.  The computation of the Divestiture Acceleration Payment shall be subject to the Reconciliation Procedures.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

5.1                               Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any TRA Payment (or portion thereof) required to be made to a Stockholder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of the Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys’ fees or other obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer (and its wholly-owned Subsidiaries, if applicable) (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Corporate Taxpayer (and its wholly-owned Subsidiaries, as applicable) that are not Senior Obligations.

5.2                               Late Payments by the Corporate Taxpayer.  The amount of all or any portion of any TRA Payment not made to the Stockholders when due under the terms of this Agreement (taking into account any deferral under Section 5.3) shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such TRA Payment was due and payable.

5.3                               Payment Deferral.

(a)                                 Notwithstanding anything to the contrary provided herein, to the extent that, at the time any TRA Payment becomes due and payable hereunder, (i) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any outstanding or committed indebtedness for borrowed money to make such TRA Payment (not including an Early Termination Payment, other than one in connection with a Change in Control or Breach), or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness, or (ii) (A) the Corporate Taxpayer does not have the cash on hand to make such TRA Payment, and (B) the Corporate Taxpayer is not able to obtain cash from the Corporate Taxpayer Group to fund such TRA Payment because (1) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any such indebtedness, to make tax distributions or similar payments to the Corporate Taxpayer to allow it to make such TRA Payment, or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness or (2) the applicable members of the Corporate Taxpayer Group do not have the cash on hand to make the payment described in clause (1) above, then, in each case, upon prior notice to the Stockholder Representative, the Corporate Taxpayer shall be permitted to defer such TRA Payment until the condition described in clauses (i) or (ii) above is no longer applicable.

(b)                                 If the Corporate Taxpayer defers any TRA Payment (or portion thereof) pursuant to Section 5.3(a), such deferred amount shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the Payment Date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement, provided that, for the avoidance of doubt, if Section 5.2 becomes applicable because the conditions described in clauses (i) and (ii) in Section 5.3(a) are no longer applicable and such TRA Payment (or portion thereof) still has not been paid to the Stockholders, then Section 5.2, and not this Section 5.3(b), shall apply for the period commencing on the date on which such conditions are no longer applicable.

ARTICLE VI.

CERTAIN COVENANTS

6.1                               Participation in the Corporate Taxpayer’s Tax Matters.  Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and its Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Stockholder Representative of, and keep the Stockholder Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Stockholders under this Agreement, and shall provide to the Stockholder Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer and its respective advisors concerning the conduct of any such portion of such audit.

6.2                               Consistency.  The Corporate Taxpayer and each Stockholder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Additional Basis Recovery and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by Law based on written advice of an Advisory Firm.

6.3                               Future Indebtedness.  If the Corporate Taxpayer Group incurs any indebtedness after the date hereof, the Corporate Taxpayer shall, and shall cause each other member of the Corporate Taxpayer Group to, use commercially reasonable efforts to ensure that such indebtedness does not prohibit, at any time in which no default or event of default thereunder has occurred and is continuing: (a) in the case of the Corporate Taxpayer, TRA Payments to be made in full when due, and (b) in the case of any other member of the Corporate Taxpayer Group, payments to be made directly or indirectly to the Corporate Taxpayer to enable the Corporate Taxpayer to make TRA Payments in full when due on terms and conditions at least as favorable to the Corporate Taxpayer as those as are then market (in the good faith determination of the Corporate Taxpayer) for indebtedness of such type. The Stockholder Representative may, in its sole discretion, waive the requirements of this Section 9.4, in whole or in part.

ARTICLE VII.

MISCELLANEOUS

7.1                               Notices.  Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given:  (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to the Corporate Taxpayer, to:

Verra Mobility

1150 N. Alma School Road

Mesa, AZ 85201

Attn: General Counsel

Email: Rebecca.Collins@verramobility.com

with a required copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention:                 Kyle C. Krpata
                                                                        James R. Griffin
Fax:                                               (650) 802-3100

Email: kyle.krpata@weil.com / james.griffin@weil.com

If to the Stockholder Representative, to:

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, CA 91210
Attention:  Eva Kalawski, Executive V.P. and General Counsel
Email:        ekalawski@platinumequity.com

with a required copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention:  Matthew B. Dubeck
Email:        mdubeck@gibsondunn.com

Any Party may change its address, fax number or e-mail by giving the other Party written notice of its new address or fax number in the manner set forth above.

7.2                               Counterparts.  This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart of such document signed by the other Parties.  The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

7.3                               Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof (other than, for the avoidance of doubt, Section 2.11(i) of the Merger Agreement).  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4                               Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.5                               Successors; Assignment; Amendments; Waivers.

(a)                                 A Stockholder is freely permitted to transfer any of its rights (in whole or in part) without the consent of the Corporate Taxpayer or any other Person upon execution and delivery by the transferee of a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, in which the transferee agrees to become a “Stockholder” for all purposes of this Agreement, except as otherwise provided in such joinder.  Schedule 1 shall be amended to reflect any permitted transfer hereunder.

(b)                                 No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Stockholders.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)                                  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives.  The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement).

7.6                               Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.7                               Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.8                               Consent to Jurisdiction; Waiver of Jury Trial.  Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware, or the Court of Chancery of the State of Delaware does not have jurisdiction, in which case the Superior Court of the State of Delaware) for the purposes of any legal proceeding arising out of this Agreement, and agrees to commence any such legal proceeding only in such courts.  Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such legal proceeding.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any legal proceeding out of this Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such legal proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.9                               Reconciliation.  In the event that the Corporate Taxpayer and the Stockholder Representative are unable to resolve a disagreement with respect to the matters governed by ARTICLE II or ARTICLE IV within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such Parties.  The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless the Corporate Taxpayer and the Stockholder Representative agree otherwise) the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Stockholder Representative or their Affiliates or other actual or potential conflict of interest.  If the Parties are unable to agree on an Expert within fifteen (15) calendar days of the end of the thirty (30) calendar-day period set forth in Sections 2.2 or 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution.  For the avoidance of doubt, this Section 7.9 shall not restrict the ability of the Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return.  The costs and expenses relating to the engagement of such Expert or amending any Tax

Return shall be borne equally by the Corporate Taxpayer and the Stockholders (on a pro rata basis based on relative proportion of all Early Termination Payments under this Agreement, measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) assuming for such purpose the Early Termination Date is the date the Reconciliation Dispute is resolved) participating in the Reconciliation Dispute.  The Corporate Taxpayer may withhold payments under this Agreement to collect amounts due under the preceding sentence.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer, and the Stockholder Representative, as applicable, participating in the Reconciliation Dispute and may be entered and enforced in any court having jurisdiction.

7.10                        Withholding.  The Corporate Taxpayer shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable tax Law, provided, that the Corporate Taxpayer shall use commercially reasonable efforts to notify the Stockholder Representative and any applicable Stockholder of its intent to withhold at least ten (10) Business Days prior to withholding such amounts.

To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Stockholder.

7.11                        Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.  If the Corporate Taxpayer and its wholly owned Subsidiaries are or become members of a combined, consolidated, affiliated or unitary group that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Law, then: (a) the provisions of this Agreement shall be applied with respect to the relevant group as a whole; and (b) TRA Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit, Realized Tax Benefit or Detriment and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the relevant group as a whole.

7.12                        Confidentiality.  Each Stockholder and each of its assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and agrees that such Stockholder (or assignee) shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, learned by the Stockholder heretofore or hereafter, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement.  This Section 7.12 shall not apply to (a) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Stockholder in violation of this Agreement) or is generally known to the business community, (b) any information independently determined by a Stockholder or provided to a Stockholder by a third party on a non-confidential basis and (c) the disclosure of information to the extent necessary for the Stockholder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.  Notwithstanding anything to the contrary herein or in any other agreement, the Stockholders and each of their assignees (and each employee, representative or other agent of the Stockholders or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to the Corporate Taxpayer and its Affiliates, the Stockholder or its assignee, and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the Stockholder or its assignee relating to such tax treatment and tax structure and any related tax strategies.

If a Stockholder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or its Affiliates and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.13                        Change in Law.  Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Stockholder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Stockholder (or its direct or indirect owners) to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to such Stockholder (or its direct or indirect owners), then at the election of such Stockholder and the receipt by such Stockholder of the written consent of the Corporate Taxpayer (such consent not to be unreasonably withheld, conditioned or delayed) and to the extent specified by such Stockholder, this Agreement shall cease to have further effect with respect to such Stockholder.

7.14                        Independent Nature of Stockholders’ Rights and Obligations.  The rights and obligations of each Stockholder are independent of the rights and obligations of any other Stockholder. No Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder, nor shall any Stockholder have the right to enforce the rights or obligations of any other Stockholder. The obligations of each Stockholder are solely for the benefit of, and shall be enforceable solely by, the Corporate Taxpayer. The decision of each Stockholder to enter into this Agreement has been made by such Stockholder independently of any other Stockholder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Stockholder pursuant hereto or thereto, shall be deemed to constitute the Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporate Taxpayer acknowledges that the Stockholders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

7.15                        Stockholder Representative.

(a)                                 The Stockholder Representative shall act as the representative of the Stockholders in respect of all matters arising under this Agreement, and shall be authorized to act, or refrain from acting, in each case as the Stockholder Representative believes is necessary or appropriate under this Agreement, for and on behalf of the Stockholders. The Stockholders shall be bound by all such actions taken by the Stockholder Representative and no Stockholder shall be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Stockholder hereunder) for any of the obligations of any Stockholders hereunder, and the Corporate Taxpayer (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of any of the Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties or the exercise by the Stockholder Representative of the Stockholder Representative’s rights and remedies under this Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement, and to consent to any amendment hereof or thereof on behalf of all Stockholders and their respective successors. The Corporate Taxpayer shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement.

(b)                                 The Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all Losses (as defined in the Merger Agreement) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. The Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c)                                  The Stockholder Representative may resign at any time by giving 30 days’ notice to the Corporate Taxpayer and the Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to the Corporate Taxpayer) shall be appointed by the vote or written consent of PE Greenlight Holdings, LLC.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

Verra Mobility Corporation

By:
	Name:	[•]
	Title:	[•]

STOCKHOLDERS:

PE Greenlight Holdings, LLC

By:
	Name:	[•]
	Title:	[•]

STOCKHOLDER REPRESENTATIVE

PE Greenlight Holdings, LLC

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Tax Receivable Agreement]

EXHIBIT A

Form of Joinder to the Tax Receivable Agreement

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [•], by and among Gores Holdings II, Inc., a Delaware corporation (the “Corporate Taxpayer”), and [•] (the “Permitted Transferee”).

WHEREAS, on [•], the Permitted Transferee acquired (the “Acquisition”) from [•] (the “Transferor”) the right to receive any and all payments that may become due and payable to the Transferor under the Tax Receivable Agreement (as defined below); and WHEREAS, the Transferor, in connection with the Acquisition, has required the Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5 of the Tax Receivable Agreement, dated as of [•], 2018, by and between the Corporate Taxpayer, the Stockholders (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Permitted Transferee hereby agrees as follows:

Section 1.1.                                 Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2.                                 Joinder.  The Permitted Transferee hereby acknowledges and agrees to become a “Stockholder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement with respect to the Applicable Interests.

Section 1.3.                                 Notice.  Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to the Permitted Transferee shall be delivered or sent to the Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.4.                                 Governing Law.  This Joinder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first above written.

CORPORATE TAXPAYER:

Gores Holdings II, Inc.

By:
Name:
Title:

PERMITTED TRANSFEREE:

[•]

By:
Name:
Title:

[Signature Page to Joinder to Tax Receivable Agreement]

SCHEDULE 1

Stockholders